Exhibit 10.33

AMENDMENT TO THE

NEWTON ACQUISITION, INC.

CASH INCENTIVE PLAN

Pursuant to the provisions of Section 6(2) thereof, the Newton Acquisition, Inc. Cash Incentive Plan (the “Plan”) is hereby amended in the following respects only:

FIRST:                    Effective as of February 16, 2006, the Plan name is hereby amended to be the “Neiman Marcus, Inc. Cash Incentive Plan.”

SECOND:               Effective as of February 16, 2006, the Plan is hereby amended by replacing the reference to “Newton Acquisition, Inc.” with “Neiman Marcus, Inc.”

THIRD:                  Effective as of November 29, 2005, Section 2(j) of the Plan is hereby amended and restated in its entirety as follows:

(j)	“Initial Public Offering” shall have the meaning set forth in the Incentive Plan.

IN WITNESS WHEREOF, this Amendment has been executed on this 21st day of January, 2008.

NEIMAN MARCUS, INC.
(successor to Newton Acquisition, Inc.)

By:	/s/ Nelson A. Bangs
Nelson A. Bangs, Senior Vice President